Exhibit 10.15

AIA Document A101-1997

Standard Form of Agreement Between Owner and Contractor
where the basis of payment is a STIPULATED SUM

AGREEMENT made as of the 12th day of June in the year of 2001

BETWEEN the Owner:

Mountaineer Park, Inc.
P.O. Box 358
Chester, WV  26034

and the Contractor

Just-Mark Construction, Inc.
P.O. Box 14054
Pittsburgh, PA  15239

The Project is:

Mountaineer Gaming and Race Track Resort: Hotel Construction

The Architect is:

Devlin Design
681 Washington Road
Suite 220
Pittsburgh, PA  15228

The Owner and Contractor agree as follows.

ARTICLE 1 THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of the Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein.  The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral.  An enumeration of the Contract Documents, other than Modifications, appears in Article 8.

ARTICLE 2     THE WORK OF THIS CONTRACT

The Contractor shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others. Scope of Work for Hotel Construction:  The Scope of Work as more fully set forth in the Contract Documents shall be deemed to include but not be limited to:  foundation preparation and completion utilizing previously installed augercast piles; steel erection and construction of a five (5) story hotel with porte-a-cochere, partial mezzanine in the Grand Lobby and consisting of approximately 218,000 square feet on a footprint of 37,790 square feet per floor and containing 261 hotel rooms together with all required fire and life safety systems, indoor pool, outdoor courtyard, upscale steakhouse restaurant with kitchen, retail space (including ice cream shop, video arcade, and retail area) and administrative areas; finished package, installation of all room finishes, window treatments, furniture, fixtures and equipment for the Hotel through the issuance of final Certificate of Occupancy for the Hotel, public areas and guest rooms.

ARTICLE 3     DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

3.1        The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.

Commencement Date – June 12, 2001.

If, prior to the commencement of the Work, the Owner requires time to file mortgages, mechanic’s liens and other security interests, the Owner’s time requirement shall be as follows:

N/A

3.2        The Contract Time shall be measured from the date of commencement.

3.3        The Contractor shall achieve Substantial Completion of the entire Work not later than March 15, 2002.

Notwithstanding anything to the contrary contained in Section 9.8.  For purposes of this Article 3.3, Substantial Completion shall mean the completion by Contractor of all items of work called for hereunder, including long lead items such that the Project shall be open and accessible to the public for use as a transient guest lodging facility with full service lobby, functioning amenities, pool and porte-a-cochere and steakhouse (all as evidenced by such Certificates of Occupancy or similar permits from appropriate governing authorities as the case may be) except for cosmetic non-material finish work (Punchlist) items as more fully defined in the General Conditions.  As more fully defined in Paragraph 9.8.2, such Punchlist items to be completed as approved by Architect not later than the date which is sixty (60) days from the Date of Substantial Completion.  All such work shall be undertaken and completed in a manner which does not interfere with guest occupancy; and to the extent possible during low traffic hours.

ARTICLE 4     CONTRACT SUM

4.1        The Owner shall pay the Contractor the Contract Sum in current funds for Contractor’s performance of the Contract.  The Contract Sum shall be Dollars ($), subject to additions and deductions as provided in the Contract Documents

4.1.1     Contractor and Owner, each on their respective behalf, acknowledge that this Project and the Work contemplated hereunder is to be undertaken as “Fast Track” construction.  Accordingly, the parties acknowledge that at this time, it is difficult to determine the aggregate Contract Sum for the Work in its entirety or for that matter the parties respective financial and timing obligations, except as they relate to Substantial Completion.  Therefore, the parties have agreed to structure the Contract Sum pricing through four (4) phases (the “Phases”).

4.1.2     To facilitate timing, cost efficiencies and accuracy (and thereby minimize the need for Change Orders), the Architect shall in turn provide Pricing Plans for each Phase in accordance with the Milestone Schedule attached hereto as Addendum A-1 and made a part hereof.  The Contractor shall then bid the Scope of Work for that particular Phase and present such work to Owner in the form of a Change Order.  Administration and approval of the Change Order shall be undertaken in accordance with Article 7 of the General Conditions.

4.1.3     For definitional purposes only, and as more fully provided in the Construction Documents, the Phases are as follows:

(A)       Phase I – Division 1 - 11, inclusive, 13 & 14, all as set forth in the Project Manual and as more fully defined herein:  Foundations; Site Preparation, Steel Fabrication and Erection; Roofing; Concrete Deck Planks with required Coatings; Interior Framing; Drywall Installation with Insulation; Laundry with Equipment; Pool Installation (but not Finishes); Porte-A-Cochere Construction; Interior Finishes with Mirrors for Guestrooms and Administrative Areas; Exterior Walls, Windows and Doors with Hardware; Elevators; and General Conditions (for entire Work).

(B)        Phase II – shall include the following:  Completion and Installation of Mechanicals, Electrical, HVAC, Fire and Life Safety and Plumbing.

(C)        Phase III – shall include Finish Packages for all public areas including, but not limited to, Lobby, Bar, Steakhouse, Retail Areas, Pool and Hallways.

(D)        Phase IV – shall include installation of all Furniture, Fixtures and Equipment for public areas, administrative areas and guest rooms.

4.1.4     The Contract Sum for Phase I shall be Twelve Million, Eight Hundred Ninety-Five Thousand, Seven Hundred Fifty-Seven and 00/100 Dollars ($12,895,757).

4.2        The Contract Sum is based upon the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:

The Contract Sum shall include all costs of work including, but not limited to, salaries and other compensation of Contractor’s personnel, expense of a site office, overhead and general expenses, capital expenses, rental costs for any machinery, profit wages and compensation of construction workers, costs of storage and transportation of materials and equipment payments to Contractors and Subcontractors, insurance premiums, losses not covered by insurance, costs of debris removal, cost to prevent damage, injury or loss and other costs associated with the work.

4.3        Unit prices, if any, are as follows:

ARTICLE 5     PAYMENTS

5.1        PROGRESS PAYMENTS

5.1.1     Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payment on the account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.  All payments by Owner shall be conditioned upon acceptance by Owner and delivery by Architect of Certificate for Payment together with releases and lien waivers from Contractor and all Subcontractors conditional only upon payment together with all appropriate back-up documentation, all as more fully provided for in the General Conditions.

5.1.2     The period covered by each Application for Payment shall be one calendar month ending on the last day of the month.

5.1.3     Provided that an Application for Payment is received by the Architect not later than the 25th day of a month, the Owner shall make payment to the Contractor not later than the 15th day of the next following month.  If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than twenty (20) days after the Architect receives the Application for Payment.

5.1.4     Each application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents.  The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require.  This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor’s Application for Payment.

5.1.5     Applications for Payment shall indicate the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment.

5.1.6     Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:
.1	Take that portion of the Contract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Contract Sum allocated to that portion of the Work in the schedule of values, less retainage of Five percent (5%). Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Subparagraph 7.3.8 of AIA Document A201-1997.

.2	Add that portion of the Contract Sum properly allocable to materials and equipment delivered and suitable stored at the site for subsequent incorporation in the completed construction (or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing), less retainage of Five percent (5%);

.3	Subtract the aggregate of previous payments made by the Owner; and

.4	Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Paragraph 9.5 of AIA Document A201-1997.

5.1.7     The progress payment amount determined in accordance with Subparagraph 5.1.6 shall be further modified under the following circumstances:
.1	Add, upon Substantial Completion of the Work, a sum sufficient to increase the total payments to the full amount of the Contract Sum, less such amounts as the Architect shall determine for incomplete Work, retainage applicable to such work and unsettled claims; and

.2	Add, if final completion of the Work is thereafter materially delayed through no fault of the Contractor, any additional amounts payable in accordance with Subparagraph 9.10.3 of AIA Document A201-1997.

5.1.8     [Intentionally Omitted]

5.1.9     Except with the Owner’s prior approval, the Contractor shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

5.2        FINAL PAYMENT

5.2.1     Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when:
.1	the Contractor has fully performed the Contract except for the Contractor’s responsibility to correct Work as provided in Subparagraph 12.2.2 of AIA Document A201-1997, and to satisfy other requirements, if any, which extend beyond final payment; and

.2	a final Certificate for Payment has been issued by the Architect.

5.2.2     The Owner’s final payment to the Contractor shall be made no later than 30 days after the issuance of the Architect’s final Certificate for Payment, or as follows:

ARTICLE 6     TERMINATION OR SUSPENSION

6.1        The Contract may be terminated by the Owner or the Contractor as provided in Article 14 of AIA Document A201-1997.

6.2        The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201-1997.

ARTICLE 7     MISCELLANEOUS PROVISIONS

7.1        Where reference is made in this Agreement to a provision of AIA Document A201-1997 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

7.2        Payments due and unpaid the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

7.3        The Owner’s representative is:
Patrick J. Arneault
Mountaineer Park, Inc.
P.O. Box 358
Chester, WV 26034

7.4        The Contractor’s representative is:
Ronald Speicher
Just-Mark Construction, Inc.
P.O. Box 14954
Pittsburgh, PA 15239

7.5        Neither the Owner’s nor the Contractor’s representative shall be changed without ten days written notice to the other party.

7.6 Other provisions:

7.6.1.    Simultaneous with its execution of this Agreement, Contractor shall provide Owner with evidence that it (solely on its own behalf and as an independent obligor (except to the extent any shareholders shall be joined)) has obtained a Line of Credit Facility from a nationally chartered lending institution in the available principal amount of at least $1,000,000 U.S.  It is acknowledged that this facility is critical to Owner’s security of the financial strength of Contractor.  And, any failure by Contractor to maintain this facility in good standing with Contractor’s lender shall be deemed a default by Contractor hereunder.

7.6.2     Contractor and Owner, each on their respective behalf, acknowledge that damages for failure to meet the timing requirements of this Agreement are difficult to determine.  Accordingly, in order to avoid the necessity of proving such damages upon a default by Contactor hereunder and as compensation and not a penalty, Contractor agrees that in the event it fails to achieve Substantial Completion of the Work on or before March 15, 2002, then Liquidated Damages shall accrue to the benefit of Owner from and including March 16, 2002 through April 14, 2002 at a rate of $1,000 per day.  In the event, however, Contractor fails to achieve Substantial Completion of the Work on or before April 15, 2002, then Liquidated Damages shall accrue against Contractor from and including April 16, 2002 at a rate of $25,000 per day until Substantial Completion.  The exercise by Owner of its rights hereunder, shall be in addition to and not in limitation of any of its rights under the Agreement, specifically including the liability set forth in Article 14 (except as they may relate to obtaining consequential or other damages).  Further, in the event of the exercise by Owner of its rights hereunder, Contractor shall, upon two (2) days business notice pay the amount owing to Owner on demand equal to the number of days multiplied by the per diem Liquidated Damage.  The Owner will have the right to deduct the total amount of Liquidated Damages for which the Contractor may be liable under this Paragraph from any payments then or thereafter due the Contractor.

7.6.3     The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satisfactory to the Owner, in its reasonable discretion.  The Owner and the Owner’s accountants shall be afforded reasonable access upon reasonable advance notice to the Contractor’s records relating to this Contract.  The Contractor shall preserve these records for a period of three years after final payment, or for such longer period as may be required by law.

7.6.4     The Contractor shall schedule and conduct meetings to discuss such matters as procedures, progress and Project scheduling no more than once every week.  The Contractor shall prepare and promptly distribute minutes to the Owner, Architect and subcontractors.  Contractor shall coordinate these meetings with both the Owner and Architect.

7.6.5     Contractor agrees it has unique skill and expertise in undertaking construction projects such as the contemplated by this Agreement and as such agrees that none of its duties or obligations hereunder are assignable.  Contractor cannot delegate its responsibilities and duties as Contractor under this Agreement but specifically has the right to award subcontracts to satisfy this Contract.

7.6.6     Contractor shall be responsible for its own costs and compliance with all insurance requirements and requirements of any governmental authority having jurisdiction over the conduct of construction work in general, as opposed to Owner’s lease with the Government, in the completion of the Work.  Further, Contractor acknowledges that it is not an agent, partner, or joint venture of Owner.

ARTICLE 8     ENUMERATION OF CONTRACT DOCUMENTS

8.1        The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

8.1.1     The Agreement is this executed 1997 edition of the Standard Form of Agreement Between Owner and Contractor, AIA Document A101-1999

8.1.2     The General Conditions are the 1997 edition of the General Condition of the Contract for Construction, AIA Document A201-1997, as amended and attached hereto as Addendum No. A-2.

8.1.3     The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated ____, and are as follows:

Document                                                Title                                             Pages

8.1.4     The Specifications are those contained in the Project Manual dated as in Subparagraph 8.1.3, and are as follows:

Section                                                                   Title                                             Pages

8.1.5     The Drawings are as follows, and are dated unless a different date is shown below

Number                                                     Title                                             Date

8.1.6     The Addenda, if any, are as follows:

Number                                                     Date                                             Pages

Portions of Addenda relating to bidding requirements are not part of the Contract
Documents unless the bidding requirements are also enumerated in this Article 8.

8.1.7     Other documents, if any, forming part of the Contract Documents are as follows:

             Schedule A-3 attached hereto, and made a part hereof:

This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

MOUNTAINEER PARK, INC.	JUST-MARK CONSTRUCTION, INC.
(OWNER)	(CONTRACTOR)

/s/ Edson R. Arneault	/s/ Anthony J. Pivik

Edson R. Arneault	Anthony J. Pivik
CEO & President	President